EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Unilife Corporation, a Delaware corporation (the “Corporation”), hereby constitute and appoint Alan D. Shortall and J. Christopher Naftzger and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Corporation, a registration statement on Form S-8 (or other appropriate form) (the “Registration Statement”) relating to the offer and sale of common stock of the Corporation pursuant to the 2009 Stock Incentive Plan of the Corporation (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

/s/ Alan D. Shortall Alan D. Shortall	Director and Chief Executive Officer (principal executive officer)	January 4, 2012

/s/ R. Richard Wieland II R. Richard Wieland II	Chief Financial Officer and Executive Vice President (principal financial officer)	January 4, 2012

/s/ Dennis P. Pyers Dennis P. Pyers	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	January 4, 2012

/s/ Slavko James Joseph Bosnjak Slavko James Joseph Bosnjak	Chairman and Director	January 4, 2012

/s/ John Lund John Lund	Director	January 4, 2012

/s/ William Galle William Galle	Director	January 4, 2012

/s/ Jeff Carter Jeff Carter	Director	January 4, 2012

/s/ Mary Katherine Wold Mary Katherine Wold	Director	January 4, 2012

/s/ Marc S. Firestone Marc S. Firestone	Director	January 4, 2012